Filed pursuant to Rule 424(b)(3)

Registration No. 333-234155

Prospectus Supplement No. 2 Dated October 19, 2020

(To Prospectus Dated June 17, 2020, As Supplemented by Prospectus Supplement No. 1 Dated September 11, 2020)

2,499,900 Shares of Common Stock Issuable Upon Exercise of the Warrants and

173,913 Shares of Common Stock Issuable Upon Exercise of the Representative’s Warrants

______________________________________________

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) updates and supplements the prospectus of VerifyMe, Inc. (the “Company,” “we,” “us,” or “our”) dated June 17, 2020, as updated and supplemented by Prospectus Supplement No. 1 dated September 11, 2020 (collectively, the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission (the “SEC”):

A.	Our Current Report on Form 8-K filed with the SEC on October 16, 2020.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our securities, you should carefully consider the risk factors section beginning on page 10 of the Prospectus and the “Risk Factors” section in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 19, 2020.

Index to Filings

Annex
The Company’s Current Report on Form 8-K filed with the SEC on October 16, 2020.	A

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	October 12, 2020

VerifyMe, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39332	23-3023677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 S. Clinton Ave., Suite 510, Rochester, New York		14604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(585) 736-9400

_____________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VRME	The Nasdaq Capital Market
Warrants to Purchase Common Stock	VRMEW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

On October 12, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of VerifyMe, Inc. (the “Company”) granted to each of Margaret Gezerlis, the Company’s Chief Financial Officer, Keith Goldstein, the Company’s acting Chief Operating Officer, and Sandy Fliderman, the Company’s Chief Technology Officer (collectively, the “Officers”), 5,000 restricted stock units (the “RSUs”) that vested immediately and converted into shares of the Company’s common stock, par value $0.001 per share.

The RSUs granted to the Officers were issued in reliance upon the exemption from registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules promulgated thereunder, and pursuant to applicable state securities laws and regulations, relative to transactions by an issuer not involving a public offering.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2020, the Company and Patrick White, the Company’s President, Chief Executive Officer and member of the Board, entered into an amendment (the “Amendment”) to Mr. White’s employment agreement dated August 17, 2017, as previously amended on August 13, 2019 and May 19, 2020 (the “Employment Agreement”). The Amendment increased Mr. White’s annual base salary to $280,000, effective immediately. In addition, pursuant to the Amendment, the term of the Employment Agreement will be extended for a period of not less than 18 months from and after a Change of Control (as the term is defined in the Employment Agreement), and Mr. White’s surviving spouse or estate will be entitled to certain payments upon his death following a Change of Control. All other material terms of the Employment Agreement remained the same.

To the extent required by Item 5.02 of Form 8-K, the disclosure in Item 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VerifyMe, Inc.

Date: October 16, 2020	By:	/s/ Patrick White
Patrick White
President and Chief Executive Officer